Exhibit 99.2

China Security & Surveillance Announces Resignation of
President Mr. Shufang Yang

SHENZHEN, China, May 9, 2008 -- China Security & Surveillance Technology, Inc. (NYSE: CSR)(‘CSST’), a leading provider of security solutions in China, today announced that its President, Mr. Shufang Yang, has resigned effective May 6th, 2008.  Mr. Yang intends to pursue other endeavors outside of the security industry and his departure is not a result of any disagreement with the company.  Mr. Yang will be retained as a consultant to CSST for five years.

Mr. Yang has been with CSST since the acquisition of Shanghai Chengfeng in July 2006.  He was the CEO of Shanghai Chengfeng until August 2006 when he was appointed COO of CSST.  His successor at Shanghai Chengfeng, Mr. Sun Hui, who has worked at Chengfeng for seven years, has been successfully running and managing this business since Mr. Yang’s promotion to COO.

In January, 2008, Mr. Yang was promoted to President and relinquished the  COO position to Mr. Daiyou Qian, who was formerly the CEO of Tsingvision Intelligence, a company that CSST acquired in July, 2007.  Mr. Qian has since successfully taken over the majority of daily operating duties and responsibilities  from Mr.Yang.

“Mr. Yang has been a significant contributor to CSST’s success since he joined our company in July 2006,” commented CSST CEO and Chairman, Mr. Guoshen Tu.  “We appreciate Mr. Yang’s efforts in guiding our operating strategy through strong periods of growth. As a consultant, he will be an asset to our company in the advisory capacity.  I’d also like to wish him the best in his future endeavor.”

“We are pleased that both our managerial and executive teams are now compromised of more professional people with advanced levels of knowledge and expertise. The contributions from these individuals have resulted in increased operating results for our business.  We look forward to continually adding skilled, experienced professionals to our team and remain highly encouraged about our prospects for continued growth.”

On the announcement, Mr. Yang commented: “My decision to relinquish management and operational roles within the group is solely based upon personal considerations.  I look forward to continuing to provide my support and business relations as a consultant to the group. I am pleased that CSST is now at the stage where there are a greater number of highly qualified, experienced professionals who can manage and operate CSST’s established and emerging business segments more efficiently and effectively.”

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems throughout the PRC. China Security has manufacturing facilities located in China and an R&D facility which maintains an exclusive collaboration agreement with Beijing University. China Security has built a diversified customer base through its extensive sales and service network that includes numerous points of presence throughout the PRC. To learn more about the Company visit http://www.csst.com.

CONTACT:

China Security & Surveillance
Kewa Luo
Tel:  +1-212-984-0688
Email: ir@csst.com

Investor Contact:
ICR: Bill Zima & Ashley Ammon MacFarlane
Tel:  +1-203-682-8200

Media Contact:
Fleishman-Hillard Hong Kong
Patrick Yu
Tel: +852-2530-2577
Email: Patrick.yu@fleishman.com